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June 16, 2003                              Kearny Financial Corp.
                                           John N. Hopkins
                                           President and Chief Executive Officer
                                           (201) 991-4100

                                           West Essex Bancorp, Inc.
                                           Craig L. Montanaro
                                           Senior Vice President
                                           (973) 226-7911


IMMEDIATE RELEASE
-----------------


                   KEARNY FINANCIAL CORP. RECEIVES REGULATORY
          APPROVAL OF MERGER APPLICATION WITH WEST ESSEX BANCORP, INC.

         June 16, 2003: Kearny Financial Corp., Kearny, New Jersey, and West Essex Bancorp, Inc., Caldwell, New Jersey (Nasdaq National Market - "WEBK") announced that Kearny Financial Corp. and its subsidiary bank, Kearny Federal Savings Bank, have received approval from the Office of Thrift Supervision of the merger application of Kearny Federal Savings Bank and West Essex Bank, the wholly owned subsidiary of West Essex Bancorp. Kearny Financial Corp. is waiting to receive additional required regulatory approvals in connection with its acquisition of West Essex Bank and at this time expects to close its merger with West Essex Bancorp on or about July 1, 2003.

         John N. Hopkins, President and Chief Executive Officer of Kearny Financial Corp., stated, "The acquisition of West Essex Bank will be a positive addition to Kearny Federal. Like West Essex Bank, Kearny Federal is a community-oriented local financial institution, and we look forward to serving West Essex's customers with expanded services, facilities and locations."

         Following the merger, Kearny will have approximately $1.9 billion in assets and $1.6 billion in deposits and will operate 25 banking offices in Hudson, Bergen, Passaic, Morris, Essex, Middlesex, Ocean and Union Counties, New Jersey.

         In accordance with the terms of the merger agreement, West Essex Bancorp's stockholders will receive $35.10 per share in cash for each share of West Essex Bancorp common stock they own. Instructions on how to exchange their shares for the merger consideration will be mailed to the West Essex Bancorp stockholders shortly after the closing.

         This news release contains certain forward-looking statements about the proposed merger of Kearny and West Essex. These statements include statements regarding the anticipated closing date of the transaction and anticipated future results. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or

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conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the merger, difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Kearny and West Essex, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Kearny and West Essex are engaged, and changes in the securities markets.